UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Independent Bank Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2016

Dear Shareholder:

On behalf of our Board of Directors, I invite you to attend the 2016 Annual Meeting of Shareholders to be held in the Ballroom of The Grand Hotel, 114 West Louisiana Street, McKinney, Texas 75069, on Thursday May 26, 2016, at 3:30 p.m., Central Time.

The purposes of the meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders and proxy statement. Additionally, we will review our operating results for 2015 and plans for the year ahead.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment to complete, date, sign and return the enclosed proxy card as soon as possible, or use Internet or telephone voting according to the instructions on the proxy card. You may also attend and vote at the meeting.

We appreciate your continued support of our company and look forward to seeing you at the Annual Meeting.

Sincerely,

David R. Brooks

Chairman of the Board and Chief Executive Officer

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of Independent Bank Group, Inc.:

The annual meeting of shareholders (the “ meeting”) of Independent Bank Group, Inc. (the “Company”), will be held on Thursday May 26, 2016, at 3:30 p.m., Central Time, in the Ballroom of The Grand Hotel, 114 West Louisiana Street, McKinney, Texas 75069, for the following purposes:

1.	To elect four (4) Class III directors to serve on the board of directors of the Company until the Company’s 2019 annual meeting of shareholders, and each until his respective successor is duly elected and qualified or until his earlier resignation or removal;

2.	To ratify the appointment of RSM US LLP (formerly known as McGladrey LLP) as the independent registered public accounting firm of the Company for the year ending December 31, 2016; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

A proxy statement describing these proposals is attached. If you have any questions concerning the proxy statement, would like additional copies of the proxy statement or need help voting your shares of the Company’s common stock, please contact Jan Webb, the Company’s Corporate Secretary, at (972) 562-9004.

By Order of the Board of Directors,

Jan C. Webb

Corporate Secretary

McKinney, Texas

April 29, 2016

Your Vote is Important

A proxy card is enclosed. Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the proxy card and promptly mailing it in the enclosed envelope or via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card. You may revoke your proxy card in the manner described in the proxy statement at any time before it is exercised. If you attend the annual meeting, you may vote in person if you desire, even if you have previously returned your proxy card or submitted your vote via the Internet or by telephone.

PROXY STATEMENT FOR

2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 26, 2016

Unless the context otherwise requires, references in this proxy statement to “we,” “us,” “our,” “our company,” “the Company” or “Independent” refer to Independent Bank Group, Inc., a Texas corporation, and its consolidated subsidiaries as a whole; references to the “Bank” refer to Independent Bank (a wholly-owned subsidiary of Independent Bank Group, Inc.). In addition, unless the context otherwise requires, references to “shareholders” are to the holders of our voting securities, which consist of our common stock, par value $0.01 per share (the “common stock”).

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of the Company for use at the 2016 annual meeting of shareholders of the Company to be held in the Ballroom of The Grand Hotel, 114 West Louisiana Street, McKinney, Texas 75069, on Thursday, May 26, 2016 at 3:30 p.m., Central Time, and any adjournments thereof for the purposes set forth in this proxy statement and the accompanying notice of the annual meeting. This proxy statement, the notice of the meeting and the enclosed proxy card are first being sent to shareholders on or about April 29, 2016.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 26, 2016

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), the Company is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet. You may access the following information at www.ibtx.com:

•	Notice of 2016 Annual Meeting of Shareholders to be held on Thursday, May 26, 2016;

•	Proxy Statement for 2016 Annual Meeting of Shareholders to be held on Thursday, May 26, 2016;

•	Form of Proxy; and

•	Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

ABOUT THE MEETING

When and where will the meeting be held?

The meeting is scheduled to take place at 3:30 p.m., Central Time, on Thursday, May 26, 2016, in the Ballroom of The Grand Hotel, 114 West Louisiana Street, McKinney Texas 75069.

What is the purpose of the Meeting?

This is the 2016 annual meeting of shareholders. At the meeting, shareholders will act upon the matters outlined in the notice attached to this proxy statement, including the following:

1.	To elect four (4) Class III directors to serve on the board of directors of the Company until the Company’s 2019 annual meeting of shareholders, and each until his respective successor is duly elected and qualified or until his resignation or removal;

2.	To ratify the appointment of RSM US LLP (formerly known as McGladrey LLP) as the independent registered public accounting firm of the Company for the year ending December 31, 2016; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Who are the nominees for Class III directors?

The following four persons have been nominated for reelection:

David R. Brooks

M. Brian Aynesworth

Douglas A. Cifu

J. Webb Jennings, III

The Board of Directors recommends that you vote FOR the election of each of the nominees listed above for election to the Board of Directors.

How do I vote?

You may attend the meeting and vote in person, or you may vote by proxy.

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.”

What is a proxy statement?

A proxy statement is a document that describes the matters to be voted upon at the meeting and provides additional information about the Company. Pursuant to regulations of the SEC, we are required to provide you with a proxy statement containing certain information when we ask you to sign and return a proxy card to vote your stock at a meeting of the Company’s shareholders.

Who is entitled to vote at the annual meeting?

The holders of record of the Company’s common stock as of 5:00 p.m. (Central Time) on April 15, 2016, which is the date that the Company’s board of directors has fixed as the record date for the annual meeting, are entitled to vote at the annual meeting.

What is the record date and what does it mean?

The record date to determine the shareholders entitled to notice of and to vote at the meeting is the close of business on April 15, 2016 (the “record date”). The record date is established by the board as required by Texas law. On the record date, 18,461,480 shares of our common stock were outstanding.

What are the voting rights of the shareholders?

Each holder of common stock is entitled to one vote for each share of common stock registered, on the record date, in such holder’s name on the books of the Company on all matters to be acted upon at the annual meeting. The Company’s certificate of formation prohibits cumulative voting.

The holders of at least a majority of the outstanding shares of common stock must be represented at the annual meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. At any annual meeting, whether or not a quorum is present, the chairman of the annual meeting or the holders of a majority of the issued and outstanding common stock, present in person or represented by proxy and entitled to vote at the annual meeting, may adjourn the annual meeting from time to time without notice or other announcement.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Wells Fargo Shareowner Services, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. The proxy statement and proxy card have been sent directly to you by Wells Fargo Shareowner Services at the Company’s request.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The proxy statement and proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of RSM US LLP as our independent registered public accounting firm (Proposal 2). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to the election of directors to our board (Proposal 1).

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

What do I need to do now?

After you have thoroughly read and considered the information contained in this proxy statement, you simply need to vote your shares of common stock, either in person or by proxy, at the annual meeting. The process for voting your shares depends on how your shares are held as described above.

If you are a record holder on the record date for the annual meeting, you may vote by proxy or you may attend the annual meeting and vote in person. If you are a record holder and want to vote your shares by proxy, you have three ways to vote:

•	simply indicate on the proxy card(s) applicable to your common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the annual meeting;

•	call 1-866-883-3382 using a touch-tone telephone and follow the instructions provided on the call; or

•	go to the website www.proxypush.com/ibtx and follow the instructions for Internet voting on that website.

Your proxy card must be received by the Company by no later than the time the polls close for voting at the annual meeting for your vote to be counted at the annual meeting. Please note that telephone and Internet voting will close at 11:59 p.m., Central Time, on Wednesday, May 25, 2016.

Voting your shares by proxy will enable your shares of common stock to be represented and voted at the annual meeting if you do not attend the annual meeting and vote your shares in person.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of each nominee for director; and

Proposal 2—FOR the ratification of the appointment of RSM US LLP as independent registered public accounting firm for 2016.

How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

Proposal 1—FOR the election of each nominee for director; and

Proposal 2—FOR the ratification of the appointment of RSM US LLP as independent registered public accounting firm for 2016.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that the nominee will have discretion to vote on the ratification of the appointment of RSM US LLP (Proposal 2).

What are my choices when voting?

In the election of directors, you may vote for all director nominees or you may withhold your vote as to one or more director nominees. With respect to each of the other proposals, you may vote for the proposal, against the proposal or abstain from voting on the proposal.

Can I attend the annual meeting and vote in person?

Yes. All shareholders are invited to attend the annual meeting. Shareholders of record on the record date for the annual meeting can vote in person at the annual meeting.

If your shares of common stock are held in “street name,” then you are not the shareholder of record. In order for you to vote the shares that you beneficially own and that are held in “street name” in person at the annual meeting, you must bring a legal proxy from the broker, bank or other nominee that was the record holder of your shares held in “street name” as of 5:00 p.m. (Central Time) on Friday, April 15, 2016, confirming that you were the beneficial owner of those shares as of 5:00 p.m. (Central Time) on Friday, April 15, 2016, stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that broker, bank or other nominee and appointing you as the record holder’s proxy to vote the shares covered by that proxy at the annual meeting.

May I change my vote after I have submitted my proxy card?

Yes. Regardless of the method used to cast a vote, if a shareholder is a holder of record, he or she may change his or her vote by:

•	delivering to the Company prior to the annual meeting a written notice of revocation addressed to: Jan Webb, Corporate Secretary, 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069-3257;

•	completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that the proxy card for any such holder of common stock must be received, and any earlier proxy will be revoked automatically;

•	logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions indicated on the proxy card; or

•	attending the annual meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the annual meeting without voting will not revoke your proxy.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

What percentage of the vote is required to approve each proposal?

Assuming the presence of a quorum, the four (4) director nominees who receive the most votes from the holders of the shares of our common stock for their election will be elected, i.e., the affirmative vote of the holders of a plurality of the shares of common stock voting at the annual meeting is required for the election of the director nominees (Proposal 1).

The ratification of RSM US LLP’s appointment as the Company’s independent registered public accounting firm for 2016 (Proposal 2) will require the affirmative vote of the holders of a majority of the shares of the Company’s common stock entitled to vote and present in person or represented by proxy at the annual meeting.

How are broker non-votes and abstentions treated?

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. The only routine matter to be presented at the annual meeting is the ratification of the appointment of the independent registered public accounting firm (Proposal 2). If you hold shares in street name and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters.

A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees because broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the annual meeting. Any abstentions will not have the effect of a vote against the proposals to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the annual meeting?

No. None of our shareholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the annual meeting.

What are the solicitation expenses and who pays the cost of this proxy solicitation?

Our board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. We may use officers and employees of the Company to ask for proxies, as described below.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies by use of the mail, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. This proxy solicitation is made by the Board, and the cost of this solicitation is being borne by the Company. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s common stock.

Are there any other matters to be acted upon at the annual meeting?

Management does not intend to present any business at the annual meeting for a vote other than the matters set forth in the notice, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the annual meeting for which advance notice was not received by the Company in accordance with the Company’s Third Amended and Restated Bylaws, or the Bylaws. If other matters requiring a vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company expects to publish the voting results in a current report on Form 8-K, which it expects to file with the SEC within four business days following the annual meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement and the accompanying annual report. If you have additional questions about the proxy statement or the annual meeting, you should contact Jan Webb, Corporate Secretary, Independent Bank Group, Inc., 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069, telephone (972) 562-9004.

PROPOSAL 1. ELECTION OF DIRECTORS

Classification of the Company’s Directors

In accordance with the terms of the Company’s amended and restated certificate of formation, the Company’s current board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms as follows:

•	The Class I directors are Torry Berntsen, Jack M. Radke and G. Stacy Smith, and their terms will expire at the annual meeting of shareholders to be held in 2017;

•	The Class II directors are Daniel W. Brooks, William E. Fair, Craig E. Holmes, Donald L. Poarch and Michael T. Viola, and their terms will expire at the annual meeting of shareholders to be held in 2018; and

•	The Class III directors are David R. Brooks, M. Brian Aynesworth, Douglas A. Cifu and J. Webb Jennings, III, and their terms will expire at the annual meeting of shareholders to be held in 2016.

Election Procedures; Term of Office

At each annual meeting of shareholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his election and the election and qualification of his successor. Any additional directorships resulting from an increase in the number of directors will be distributed by the board of directors among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Nominees for Election

The Corporate Governance and Nominating Committee has recommended to the Company’s board of directors, and the Company’s board of directors has approved the nomination of David R. Brooks, M. Brian Aynesworth, Douglas A. Cifu and J. Webb Jennings, III to fill the Class III director seats and the board of directors recommends these nominees for election by the Company’s shareholders as Class III directors to serve on the board of directors of the Company until the Company’s 2019 annual meeting of shareholders and each until his respective successor is duly elected and qualified or until his earlier resignation or removal. David R. Brooks, M. Brian Aynesworth, Douglas A. Cifu and J. Webb Jennings, III are currently serving as Class III directors.

The following table sets forth the name, age, and positions with the Company for each nominee for election as a director of the Company:

Name of Nominee	Age	Position(s)	Director Since
David R. Brooks(1)	57	Chairman of the Board, Chief Executive Officer and Class III Director	2002

M. Brian Aynesworth(2)	48	Class III Director	2009

Douglas A. Cifu(3)	50	Class III Director	2008

J. Webb Jennings, III(4)	44	Class III Director	2014

(1)	Member, Strategic Planning Committee
(2)	Chairman, Strategic Planning Committee, Member Corporate Governance and Nominating Committee
(3)	Chairman, Corporate Governance and Nominating Committee
(4)	Member, Compensation Committee

David R. Brooks. David R. Brooks is Chairman of the Board, Chief Executive Officer and a director of the Company, positions he has held since the Company was formed in 2002. Mr. Brooks began his banking career in the early 1980s with a large regional bank and has been active in community banking since he led the investor group that acquired Independent Bank in 1988. Mr. Brooks has previously served as a board member of the Independent Bankers Association of Texas. He currently serves on the board of directors of Capital Southwest Corporation and on the Board of Trustees of Houston Baptist University, and previously served as the Chairman of the Board of Noel-Levitz, Inc., a higher education consulting firm, from 2009 to 2014 and as Chief Financial Officer at Baylor University from 2000 to 2004. Mr. Brooks previously served on the McKinney City Council, as President of the Board of Trustees of the McKinney Independent School District, and on the McKinney Economic Development Corporation Board and the McKinney Chamber of Commerce Board. David R. Brooks is the brother of Daniel W. Brooks. Mr. Brooks’ qualifications to serve on the Company’s board of directors include his extensive experience managing and overseeing the operations and growth of the Company and Independent Bank during his tenure as Chairman and Chief Executive Officer of the Company.

M. Brian Aynesworth. M. Brian Aynesworth is a member of the board of directors of the Company, joining the board in 2009. Mr. Aynesworth previously served as Executive Vice President of Independent Bank from 2009 to April 2013. He was a founder of Independent Bank Group Central Texas, Inc. and served as Executive Vice President and a director of that entity from 2004 until it was combined with the Company in 2009. Mr. Aynesworth has also served as the President and Chief Executive Officer of Southwestern Commercial Properties, LLC, a private real estate company, since 2002 and on the board of directors of Capstone Mechanical, LP, a professional engineering, contracting and service company, since 2005. He is active in the Waco community, serving on the boards of several local charitable organizations, including the Boys & Girls Club of Waco, the Waco Montessori School, and the First Presbyterian Church Waco Foundation. Mr. Aynesworth’s qualifications to serve on the Company’s board of directors include his extensive experience as a director and officer of the Company, Independent Bank and IBG Central Texas.

Douglas A. Cifu. Douglas A. Cifu is a member of the board of directors of the Company, joining the board in 2008. Mr. Cifu is the Chief Executive Officer of Virtu Financial LLC, a global electronic market making firm. He had previously served as President and Chief Executive Officer of Virtu Financial since 2008 when he co-founded the business with the Company’s largest shareholder, Vincent Viola. Mr. Cifu also has served as the President and Chief Operating Officer of Virtu Management LLC since 2008. Prior to the founding of Virtu Financial LLC in 2008, Mr. Cifu was a partner at the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, where he served as Deputy Chairman of the Corporate Department, Head of the Private Equity Group and a member of the firm’s Management Committee. Mr. Cifu’s qualifications to serve on the Company’s board of directors include his extensive experience representing and working with publicly traded companies and his experience as a director of the Company.

J. Webb Jennings, III. J. Webb Jennings, III is a member of the board of directors of the Company, joining the board in April 2014 in connection with the Company’s acquisition of BOH Holdings, Inc. and its subsidiary, Bank of Houston. Mr. Jennings founded Salt Investment Partners in January 2016 to focus on direct investing in lower, middle-market companies. He previously served as a vice president at Hancock Park Associates, a middle-market private equity firm with offices in Houston, Texas, and Los Angeles, California, from 2007 to 2015. Mr. Jennings served on the Bank of Houston board of directors since that bank was formed in 2005 as well as the BOH Holdings board of directors. He currently serves on the boards of directors of Alloy Merchant Finance, Automation Technology, Inc., and a privately-held, diversified investment company. Mr. Jennings also serves on the boards of directors of several Houston based charitable organizations and foundations. Mr. Jennings graduated with a B.A. from The University of Texas and an M.B.A. from Southern Methodist University. Mr. Jennings’ qualifications to serve on the Company’s board of directors include his extensive business experience in Houston and his experience as a director of BOH Holdings, Bank of Houston, and the Company.

Shareholder Approval

The affirmative vote of a plurality of the shares of the Company’s common stock present in person or by proxy at the annual meeting is required for the election of each of the nominees for director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS

Director and Executive Officer Information

The following table sets forth the name, age and position with the Company of each of the Company’s directors whose terms of office do not expire at the annual meeting and its executive officers. The business address for all of these individuals is 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069-3257.

Name	Age	Position with the Company
Daniel W. Brooks	55	Vice Chairman, Chief Risk Officer and Director

Torry Berntsen(1)	57	President and Director

Brian E. Hobart	50	Vice Chairman and Chief Lending Officer

Michelle S. Hickox	48	Executive Vice President and Chief Financial Officer

James C. White(2)	51	Executive Vice President and Chief Operations Officer

Jan C. Webb(3)	57	Corporate Secretary

William E. Fair(4)	53	Director

Craig E. Holmes(5)	58	Director

Donald L. Poarch(6)	64	Director

Jack M. Radke(7)	68	Director

G. Stacy Smith(8)	47	Director

Michael T. Viola(9)	29	Director

(1)	Member, Strategic Planning Committee. Mr. Berntsen’s title changed to President in April 2016.
(2)	James C. White was appointed Executive Vice President and Chief Operations Officer in April 2016.
(3)	Ms. Webb’s title changed to Corporate Secretary in April 2016.
(4)	Chairman, Compensation Committee
(5)	Chairman, Audit Committee
(6)	Member, Corporate Governance and Nominating Committee
(7)	Member, Audit Committee and Compensation Committee
(8)	Member, Audit Committee and Compensation Committee
(9)	Member, Corporate Governance and Nominating Committee

The following is a brief discussion of the business and banking background and experience of the Company’s current directors and executive officers. Other than as described below, no director or director nominee has any family relationship, as defined in Item 401 in Regulation S-K, with any other director or with any of the Company’s executive officers. All officers of the Company are elected annually by the board and serve at the discretion of the board.

Daniel W. Brooks. Daniel W. Brooks is Vice Chairman, Chief Risk Officer and a director of the Company. He has served as Vice Chairman and a director of the Company since 2009 and as Chief Risk Officer of the Company since April 2013. He previously served as President and a director of the Company from 2002 to 2009 and has functioned as the Company’s Chief Credit Officer throughout his tenure. Mr. Brooks began his banking career in the early 1980s with a large regional bank and has been active in community banking since the late 1980s. Mr. Brooks has served in numerous leadership roles in the Collin County community, including service as Chairman of the Board for Medical Center of McKinney and on the boards of directors of McKinney Christian Academy and the McKinney Education Foundation. Daniel W. Brooks is the brother of David R. Brooks. Mr. Brooks’ qualifications to serve on the Company’s board of directors include his extensive experience in the banking industry, and specifically as an executive officer and director of the Company.

Torry Berntsen. Torry Berntsen is President and a director of the Company. He previously served as President, Chief Operating Officer and a director from April 2013 to April 2016, and Vice Chairman of Corporate Development and a director from 2009 to April 2013. Prior to joining the Company, Mr. Berntsen spent twenty-five years in various senior management roles at The Bank of New York Mellon, or BNY Mellon, including Executive Vice President and Senior Executive Vice President of BNY Mellon and a director and President of BNY Capital Markets, Inc., a subsidiary of BNY Mellon. At BNY Mellon, he was a member of the firm’s Executive and Asset/Liability Committees. Prior to BNY Mellon, he spent four years at JP Morgan. Mr. Berntsen has also served since 2009 as Vice Chairman of Virtu Management, LLC, a private family management company located in New York City, which is owned by the Company’s largest shareholder, Vincent Viola. In addition to his position on the board of directors at certain portfolio companies of Virtu Management, LLC, Mr. Berntsen currently serves on the board of directors of the Norwegian Christian Home and Health Center and oversees The Tyler Berntsen Memorial Foundation. Mr. Berntsen’s qualifications to serve on the Company’s board of directors include his extensive thirty-plus years of banking experience and his experience as an executive officer and director of the Company.

Brian E. Hobart. Brian E. Hobart is Vice Chairman and Chief Lending Officer of the Company. From 2009 to 2013, he served as President and as a director of the Company and Independent Bank while also functioning as the Company’s Chief Lending Officer. Mr. Hobart was one of the founders of IBG Central Texas and served as its President and as a director from 2004 until it was combined with the Company in 2009. Prior to joining IBG Central Texas, he served as a senior officer of other Waco banks since the early 1990s. Mr. Hobart has served in various volunteer roles over his career with an emphasis on children.

Michelle S. Hickox. Michelle S. Hickox is Executive Vice President and Chief Financial Officer of the Company. Prior to joining the Company in May 2012, Ms. Hickox was an audit partner with McGladrey LLP (now known as RSM US LLP), the fifth largest public accounting firm in the United States. Over her twenty-two year career in public accounting, Ms. Hickox provided audit, financial reporting, internal control assistance and training to community banks and was a designated financial institution specialist within McGladrey LLP. Ms. Hickox is a licensed certified public accountant and is a member of the AICPA, the Texas Society of Certified Public Accountants and the Dallas CPA Society.

James C. White. James C. White is the Executive Vice President and Chief Operations Officer of the Company, joining the Company in April 2016. He has over thirty years’ experience in the banking industry and has held a variety of management positions in finance, operations, product development, strategic planning, compliance and information technology. Prior to joining the Company, Mr. White served as Executive Vice President and Chief Operating Officer of Fischer & Company, a global corporate real estate firm that provides consulting, brokerage, and technology solutions to many Fortune 500 companies from July 2015 to April 2016. Prior to Fischer, Mr. White served as Executive Vice President and Chief Operations Officer of Texas Capital Bank from February 2000 to June 2015 where he directed key operational areas and introduced and managed changes which supported growth for that bank. Mr. White holds a bachelor’s of science degree from the University of North Texas in business and control systems, and is certified in Six Sigma, a Certified Treasury Professional and a current member of the Association of Financial Professionals.

Jan C. Webb. Jan C. Webb is Corporate Secretary of the Company. Ms. Webb previously served as Executive Vice President and Secretary of the Company and Executive Vice President, Senior Operations Officer and Secretary of Independent Bank from April 2013 to April 2016, and as Executive Vice President, Chief Operations Officer and a director of the Company from May 2012 to April 2013. Prior to May 2012, Ms. Webb served as Executive Vice President, Chief Financial Officer and a director of the Company since it was formed in 2002 and served in various positions, including Executive Vice President and Cashier and as Chief Financial Officer, at Independent Bank since 1988. Ms. Webb has over thirty years of experience in the banking industry, including approximately twenty-eight years of experience with the Company’s management team. She is active in her church, serving on various committees, including the finance committee.

William E. Fair. William E. Fair is a member of the board of directors of the Company. He joined the board when IBG Central Texas was combined with the Company in 2009, prior to which he served as a director of IBG Central Texas beginning in 2007. Mr. Fair has served as the Chairman and Chief Executive Officer of Home

Abstract and Title Company, a title insurance agency located in Waco, Texas, since 1984 and has served on the board of directors of Capstone Mechanical, LLC since 2005. He also serves on the board of trustees of Hillcrest Baptist Medical Center, Scott & White Healthcare, further serving as Chairman of the Board of Development for that organization. Mr. Fair’s qualifications to serve on the Company’s board of directors include his extensive experience in the real estate industry and his experience as a director of the Company, Independent Bank and IBG Central Texas.

Craig E. Holmes. Craig E. Holmes is a member of the board of directors of the Company, joining the board in February 2013. Mr. Holmes currently serves as the Chief Financial Officer of Global Power Equipment Group, Inc., an engineering and construction company. He also serves on the board of directors of Hobi International, Inc., a certified IT asset management company, joining the board in August 2009. He previously served as Chief Financial Officer of Goodman Networks Incorporated, a telecommunications services company, from December 2014 to March 2015 and as Chief Financial Officer of Sizmek, Inc., formerly Digital Generation, Inc., a global advertising campaign management company, from October 2012 until December 2014. Mr. Holmes also previously served as Executive Vice President and Chief Financial Officer of Quickoffice, Inc., a mobile software company, from 2011 to 2012, provided advisory and consulting services to the board of directors and management and led the finance functions for Enfora, Inc., a global manufacturing and software development company, from 2009 to 2011, and served as Executive Vice President and Chief Financial Officer of Intervoice, Inc., software and services company, from 2003 to 2009. Mr. Holmes has also previously served as Executive Vice President and Chief Financial Officer of Masergy Communications, Inc., a network services and equipment provider, as Chief Financial Officer of EpicRealm Inc., a software development and network services company, and as Executive Vice President and Chief Financial Officer of Excel Communications, Inc., a provider of telecommunications services. Prior to joining Excel Communications, Mr. Holmes was a partner at Arthur Andersen, a national public accounting firm, where he worked from 1982 to 1995. Mr. Holmes holds a Masters and BBA from Texas Tech University. He served on the University of Texas at Dallas School of Management Board of Advisors from January 2003 to December 2009 and the Dallas Summer Musicals Board of Directors from December 2004 to January 2010. Mr. Holmes’ qualifications to serve on the Company’s board of directors include his extensive experience as chief financial officer of publicly traded companies, and his experience in finance, accounting and executive management.

Donald L. Poarch. Donald L. Poarch is a member of the board of directors of the Company, joining the board in April 2014 in connection with the Company’s acquisition of BOH Holdings, Inc. and its subsidiary, Bank of Houston. Mr. Poarch has been a partner and co-owner of The Sprint Companies since 1976. The Sprint Companies are a diverse group of approximately ten different companies operating throughout the Texas Gulf Coast area. He had been a member of the BOH Holdings board of directors since 2008, and its chairman since 2012, and he was a member of the Bank of Houston’s board of directors since 2005, and its chairman since 2012, until the BOH Holdings merger was completed in April 2014. In the past 25+ years, Mr. Poarch has bought, sold and grown more than twenty companies. Mr. Poarch currently serves on the boards of directors for Keep Houston Beautiful and the Houston Clean City Commission. Mr. Poarch attended The University of Texas at Austin and is currently active in various civic and charitable foundations. Mr. Poarch’s qualifications to serve on the Company’s board of directors include his extensive experience in the Houston business community and his experience as a director of BOH Holdings, Bank of Houston, and the Company.

Jack M. Radke. Jack M. Radke is a member of the board of directors of the Company, a position he has held since it was formed in 2002. He served as the Chairman of Independent Bank’s Audit Committee from January 2011 until April 2013. Mr. Radke is the owner of Ag-Power, Inc., which sells agricultural and consumer equipment through its John Deere dealerships, and has served as its President since 1988. He is also currently a board member for the Western Equipment Dealers Association of Kansas City, an association of equipment dealers for a five-state area. Mr. Radke’s qualifications to serve on the Company’s board of directors include his extensive experience as a director of the Company and member of the Audit Committee of the Company and Independent Bank.

G. Stacy Smith. G. Stacy Smith is a member of the board of directors of the Company, joining the board in February 2013. Mr. Smith is the Managing Partner of SCW Capital, L.P., a private equity hedge fund focusing on financial and energy sectors, a position he has held since August 2013. Mr. Smith is also co-founder and an active partner in Trinity Investment Group, which invests in private equity, public equity and hard assets. In addition, he serves as an advisor of EAW Energy Partners, an oil and gas minerals acquisition firm. In 1997, Mr. Smith co-founded Walker Smith Capital, a long/short equity hedge fund based in Dallas, Texas, and he served as portfolio manager of that firm for sixteen years. From 1994 through 1996, Mr. Smith was a co-founder and manager of Gryphon Partners, a long/short equity hedge fund focused on small and mid-cap domestic equities. He started his investment career as an energy analyst at Wasserstein Perella & Co., an international investment bank. Mr. Smith is a member of the Salesmanship Club of Dallas, an association of business professionals that supports local charitable organizations. Mr. Smith’s qualifications to serve on the Company’s board of directors include his extensive experience in overseeing the management of investment firms, his knowledge of the Texas banking market and his experience as a director of the Company.

Michael T. Viola. Michael T. Viola is a member of the board of directors of the Company, joining the board in February 2013. Mr. Viola is an energy and commodities futures trader at Virtu Financial LLC, a global electronic market making firm that employs advanced proprietary technologies to trade on electronically accessible financial exchanges and market centers worldwide that he joined in 2010, serving as an executive assistant and a project manager. Mr. Viola also served on the board of a family-founded nonprofit organization focused on Catholic education initiatives in inner-city communities from 2010 to 2011. Mr. Viola is the son of the Company’s largest shareholder, Vincent Viola. Mr. Viola’s qualifications to serve on the Company’s board of directors include his knowledge of financial markets, his familiarity with the Company given his family’s ownership of Independent Bank over the past twenty-seven years, and his experience as a director of the Company.

Board Composition

The Company’s board of directors currently has thirteen (13) members serving on the board. The number of directors may be changed only by resolution of the board of directors within the range set forth in the Company’s certificate of formation (unless the Company’s shareholders act to amend the authorized number of directors designated in the Company’s certificate of formation). The board of directors may increase the number of directors by two and fill these vacancies until the next annual meeting of shareholders. As discussed in greater detail below, the board of directors has affirmatively determined that nine of its thirteen current directors qualify as independent directors under Rule 5605(a)(2) of the NASDAQ Stock Market Rules and the SEC.

Board of Director Meetings

The board of directors of the Company (including regularly scheduled and special meetings) met eleven (11) times during the 2015 fiscal year. The Audit Committee met ten (10) times during the 2015 fiscal year. The Compensation Committee met five (5) times during the 2015 fiscal year. The Corporate Governance and Nominating Committee met one (1) time during the 2015 fiscal year. The Strategic Planning Committee met six (6) times during the 2015 fiscal year. During fiscal year 2015, each director participated in at least 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he was a director) and (ii) the total number of meetings of all committees of the board of directors on which he served (during the period that he served).

Shareholder Communications with Directors

To communicate with the Company’s directors, shareholders should submit their comments to Jan Webb, Corporate Secretary, either by sending written correspondence via mail or courier to Independent Bank Group, Inc., 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069; or via email at jwebb@ibtx.com. Shareholder communications will be sent directly to the specific director or directors of the Company indicated in the communication or to all of the Company’s directors if not specified.

BOARD AND COMMITTEE MATTERS

Director Independence

Under the rules of the NASDAQ Global Select Market, independent directors must comprise a majority of the Company’s board of directors within a specified period of time of the consummation of the Company’s initial public offering. The rules of the NASDAQ Global Select Market, as well as those of the SEC, also impose several other requirements with respect to the independence of directors.

The Company’s board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Global Select Market and the SEC. Applying these standards, the board of directors has affirmatively determined that, with the exception of David R. Brooks, Torry Berntsen and Daniel W. Brooks, each of the Company’s directors is an independent director, as defined under the applicable rules. The board of directors determined that each of David R. Brooks, Torry Berntsen and Daniel W. Brooks does not qualify as an independent director because of his position as an executive officer of the Company or Independent Bank. M. Brian Aynesworth, who previously did not qualify as an independent director because he had served as an executive officer of Independent Bank until April 3, 2013, now meets the definition of independent director under the rules of the NASDAQ Global Select Market because three years have passed since the date of his resignation.

Board Leadership Structure

David R. Brooks currently serves as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Brooks has served in both of these positions since the inception of the Company in 2002. Mr. Brooks’ primary duties are to lead the Company’s board of directors in establishing the Company’s overall vision and strategic plan and to lead the Company’s management in carrying out that plan. While the Company recognizes the inherent conflict of interest that arises when the positions are held by one person, the Company believes that the overall benefit of Mr. Brooks’ leadership in both roles outweighs any potential disadvantage of this structure. The Company’s lead independent director is Douglas A. Cifu who has served in this role since 2013. As lead independent director, Mr. Cifu serves as a liaison between the Chairman and the independent directors, presides over executive sessions of the independent directors, and consults with the Chairman on major corporate decisions.

The Company has also structured its management team to mitigate the corporate governance risk related to the dual positions held by David R. Brooks. Daniel W. Brooks, the Company’s Vice Chairman and Chief Risk Officer, is responsible for overseeing the Company’s credit function, the most important component of the Company’s operations. Torry Berntsen, the Company’s President, assists the Company’s board of directors in overseeing management and ensuring that the Company is operating to implement the strategies set by the board of directors and in compliance with established policies and procedures. By having other executive officers with separate and distinct roles, the Company believes that it will obtain benefits similar to the benefits of having a separate Chairman and Chief Executive Officer.

Board Committees

In February 2013, the Company’s board of directors established standing committees at the Company level in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Planning Committee.

In the future, the Company’s board of directors also may establish such additional committees as it deems appropriate, in accordance with applicable law and regulations and the Company’s certificate of formation and Bylaws.

Audit Committee

The members of the Company’s Audit Committee are Craig E. Holmes (Chairman), Jack M. Radke and G. Stacy Smith. The Company’s board of directors has evaluated the independence of each of the members of the Audit Committee and has affirmatively determined that (i) each of the members meets the definition of an “independent director” under NASDAQ Global Select Market rules, (ii) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, the board of directors has determined that Mr. Holmes also qualifies as a financial expert and has the required financial sophistication due to his experience and background, which NASDAQ Global Select Market rules require at least one such Audit Committee member have.

The Company’s Audit Committee has responsibility for, among other things:

•	selecting and reviewing the performance of the Company’s independent auditors and approving, in advance, all engagements and fee arrangements;

•	reviewing the independence of the Company’s independent auditors;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of the Company’s system of internal controls and internal audit procedures;

•	reviewing the Company’s earnings releases and reports filed with the SEC;

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports; and

•	handling such other matters that are specifically delegated to the Audit Committee by the Company’s board of directors from time to time.

The Company’s Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Audit Committee is available on the Company’s website at www.ibtx.com.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s annual report to shareholders on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with RSM US LLP, (formerly known as McGladrey LLP) the independent registered public accounting firm to the Company, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with RSM US LLP the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from RSM US LLP required by applicable professional and regulatory standards, including those of the Public Company Accounting Oversight Board, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with RSM US LLP their audit of the Company’s 2015 financial statements. The Audit Committee meets with RSM US LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held ten (10) meetings during fiscal year 2015.

The Audit Committee recommended to the Company’s board of directors (and the board of directors approved) that the audited financial statements be included in the annual report to shareholders on Form 10-K for the prior fiscal year for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE of the Board of Directors

Craig E. Holmes, Audit Committee Chairman

Jack M. Radke, Audit Committee Member

G. Stacy Smith, Audit Committee Member

Independent Auditors

The Audit Committee has appointed RSM US LLP (formerly known as McGladrey LLP) as the Company’s independent accountants to audit the consolidated financial statements of the Company for fiscal 2016. RSM US LLP has been the Company’s independent accountants since 2002. RSM US LLP served as the Company’s independent accountants for fiscal 2015 and reported on the Company’s consolidated financial statements for that year, as well as the effectiveness of the Company’s internal controls over financial reporting.

Representatives of RSM US LLP are expected to be in attendance at the annual meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee has reviewed the following audit and nonaudit fees that the Company has paid to RSM US LLP for 2014 and 2015 for purposes of considering whether such fees are compatible with maintaining the auditor’s independence. The policy of the Audit Committee is to pre-approve all audit and nonaudit services performed by RSM US LLP before the services are performed, including all of the services described under “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” below.

Audit Fees. Estimated fees billed for service rendered by RSM US LLP for the reviews of the Company’s quarterly reports filed on Form 10-Q, the audit of the consolidated financial statements of the Company and services provided for other SEC filings were $422,440 and $428,200 for 2014 and 2015, respectively.

Audit-Related Fees. Aggregate fees billed for all audit-related services rendered by RSM US LLP were $20,710 and $25,000 for 2014 and 2015, respectively. Such services included an audit of the Company’s 401(k) plan.

Tax Fees. Aggregate fees billed for permissible tax services rendered by RSM US LLP consisted of $6,495 and $6,070 for 2014 and 2015, respectively. These amounts include tax strategy services, preparation of federal and state income tax returns, assistance in responding to an audit of federal income tax returns, and local tax compliance services.

All Other Fees. Aggregate fees billed for all other services rendered by RSM US LLP consisted of $12,700 and none for 2014 and 2015, respectively. Such other services included an Anti-Money Laundering System Validation review in 2014.

Audit Committee Pre-Approval Policy

The Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related and non-audit services to be performed by the Company’s independent auditors. The Audit Committee will approve the maximum aggregate amount of the costs that may be incurred under a general pre-approval of certain audit services. Any proposed audit services for which the cost to the Company would exceed these levels or amounts, or services that have not received general pre-approval, requires specific pre-approval by the Audit Committee.

The term of any general pre-approval is twelve (12) months from the stated date of pre-approval, unless the Audit Committee considers a different period and specifically states otherwise. The Audit Committee annually reviews and pre-approves the services, and the associated cost levels or budgeted amounts, that may be provided by its independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee adds to or subtracts from the list of general pre-approved services from time to time, based on subsequent determinations.

In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval for audit-related services and other audit services. Unless granted general pre-approval, all audit-related services and other audit services must be specifically pre-approved by the Audit Committee. All non-audit services must be specifically pre-approved by the Audit Committee. The Company’s independent auditor may not be engaged to provide any service that is prohibited by applicable law to be provided to an audit client by an independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer of the Company. The Chief Financial Officer will determine, upon consultation with the chairman of the Audit Committee, whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.

Compensation Committee

The members of the Company’s Compensation Committee are William E. Fair (Chairman), Jack M. Radke, G. Stacy Smith, and J. Webb Jennings, III. The Company’s board of directors has evaluated the independence of each of the members of the Compensation Committee and has affirmatively determined that each meets the definition of an “independent director” under NASDAQ Global Select Market rules.

The Board has determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

None of the directors who served on the Compensation Committee at any time during fiscal 2015 were officers or employees of the Company or were former officers or employees of the Company. Further, none of the directors who served on the Compensation Committee at any time during fiscal 2015 has any relationship with the Company requiring disclosure under “Certain Relationships and Related Person Transactions” below, other than William E. Fair, as described in that section. Finally, no executive officer of the Company serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Company’s Compensation Committee. The Company’s Compensation Committee has responsibility for, among other things:

•	reviewing, monitoring and approving the Company’s overall compensation structure, policies and programs (including benefit plans) and assessing whether the compensation structure establishes appropriate incentives for the Company’s executive officers and other employees and meets the Company’s corporate objectives;

•	determining the annual compensation of the Company’s named executive officers as noted in “Executive Compensation and Other Matters”;

•	reviewing the compensation decisions made by the Company’s named executive officers with respect to the Company’s other executive officers;

•	overseeing the administration of the Company’s equity plans and other incentive compensation plans and programs and preparing recommendations and periodic reports to the Company’s board of directors relating to these matters; and

•	handling such other matters that are specifically delegated to the Compensation Committee by the Company’s board of directors from time to time.

From time to time, the Compensation Committee may, by resolution of the Compensation Committee, delegate to one or more other committees of the board of directors of the Company separate but concurrent authority, to the extent specified in such resolution, to administer such plans with respect to employees of the Company and its subsidiaries and consultants who are not subject to the short-swing profit restrictions of Section 16(b) of the Exchange Act.

Since 2013, the Compensation Committee has engaged Johnson Associates, Inc. (“Johnson Associates”) as an independent compensation consultant. Johnson Associates has and continues to advise the Compensation Committee on a variety of matters regarding executive compensation, including compensation levels, incentive awards and plans, and performance awards and plans, and conducts analyses and performance measures when requested by the Compensation Committee. Other than its engagement through the Compensation Committee, Johnson Associates does not perform and has never performed any other services for the Company.

The Company’s Compensation Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Compensation Committee is available on the Company’s website at www.ibtx.com.

Compensation Committee Interlocks and Insider Participation

During 2015, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2015, (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship that required disclosure under “Certain Relationships and Related Transactions,” except as is disclosed under such section for William E. Fair.

Corporate Governance and Nominating Committee

The members of the Company’s Corporate Governance and Nominating Committee are Douglas A. Cifu (Chairman), M. Brian Aynesworth, Michael T. Viola and Donald L. Poarch. The Company’s board of directors has evaluated the independence of each of the members of the Corporate Governance and Nominating Committee and has affirmatively determined that each meets the definition of an “independent director” under NASDAQ Global Select Market rules. Mr. Aynesworth, who previously did not qualify as an independent director because he had served as an executive officer of Independent Bank until April 3, 2013, now meets the definition of “independent director” under the NASDAQ Global Select Market rules because three years have passed since the date of his resignation.

The Company’s Corporate Governance and Nominating Committee has responsibility for, among other things:

•	recommending persons to be selected by the Company’s board of directors as nominees for election as directors and to fill any vacancies on the Company’s board of directors; provided that if this Committee is not comprised solely of independent directors under the NASDAQ Global Select Market rules, the Committee shall make its recommendations to the independent members of the Company’s board of directors, who, in turn, shall nominate persons to be selected by the Company’s board of directors as nominees for election as directors and to fill any vacancies on the Company’s board of directors;

•	monitoring the function of the Company’s standing committees and recommending any changes, including the creation or elimination of any committee;

•	developing, reviewing and monitoring compliance with the Company’s corporate governance guidelines;

•	reviewing and approving all related person transactions for potential conflicts of interest situations on an ongoing basis;

•	reviewing annually the composition of the Company’s board of directors as a whole and making recommendations; and

•	handling such other matters that are specifically delegated to the Corporate Governance and Nominating Committee by the Company’s board of directors from time to time.

The Company’s Corporate Governance and Nominating Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Corporate Governance and Nominating Committee is available on the Company’s website at www.ibtx.com.

In carrying out its functions, the Corporate Governance and Nominating Committee has developed the following qualification criteria for all potential nominees for election, including incumbent directors, board nominees and shareholder nominees:

•	integrity and high ethical standards in the nominee’s professional life;

•	sufficient educational and professional experience, business experience or comparable service on other boards of directors to qualify the nominee for service on the Company’s board of directors;

•	evidence of leadership and sound judgment in the nominee’s professional life;

•	whether the nominee is well recognized in the community and has a demonstrated record of service to the community;

•	a willingness to abide by any published code of conduct or ethics for the Company; and

•	a willingness and ability to devote sufficient time to carrying out the duties and responsibilities required as a member of the Company’s board of directors.

The Corporate Governance and Nominating Committee evaluates potential nominees for the Company’s board of directors to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and determines whether they are “independent” in accordance with NASDAQ Global Select Market rules (to ensure that, at all times, at least a majority of the Company’s directors are independent). Although the Company does not have a separate diversity policy, the committee considers the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise and other demographics that may contribute to the board of directors.

Prior to nominating or, if applicable, recommending to the independent members of the Company’s board of directors, an existing director for re-election to the board of directors, the Corporate Governance and Nominating Committee will consider and review the following attributes with respect to each existing director:

•	attendance and performance at meetings of the Company’s board of directors and the committees on which such director serves;

•	length of service on the Company’s board of directors;

•	experience, skills and contributions that the existing director brings to the Company’s board of directors;

•	independence and any conflicts of interest; and

•	any significant change in the director’s status, including the attributes considered for initial membership on the Company’s board of directors.

Director Nominations

The Company’s board of directors does not have a policy with respect to the consideration of any director candidates recommended by shareholders. All recommended candidates will be considered by the Corporate Governance and Nominating Committee of the board of directors for nomination.

A notice of a shareholder to make a nomination of a person for election as a director of the Company must be made in writing and received by the Corporate Secretary of the Company (i) in the event of an annual meeting of shareholders, not more than one hundred twenty (120) days and not less than ninety (90) days in advance of the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called on a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the fifteenth (15) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; or (ii) in the event of a special meeting of shareholders, such notice shall be received by the Corporate Secretary not later than the close of business on the fifteenth (15) day following the day on which notice of the meeting is first mailed to shareholders or public disclosure of the date of the special meeting was made, whichever first occurs.

Every such notice by a shareholder must set forth:

(i) the name and residence address of the shareholder of the Company who intends to make a nomination or bring up any other matter;

(ii) a representation that the shareholder is a holder of the Company’s voting stock (indicating the class and number of shares owned) and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice;

(iii) with respect to notice of an intent to make a nomination for the election of a person as a director of the Company, a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

(iv) with respect to an intent to make a nomination, such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board of directors of the Company.

At the meeting of shareholders, the Chairman shall declare out of order and disregard any nomination or other matter not presented in accordance with these requirements.

The shareholder must also submit the nominee’s consent to be elected and to serve. The board of directors may require any nominee to furnish any other information that may be needed to determine the eligibility and qualifications of the nominee. Any recommendations in proper form received from shareholders will be evaluated in the same manner that potential nominees recommended by directors or management are evaluated.

Strategic Planning Committee

The members of the Strategic Planning Committee are M. Brian Aynesworth (Chairman), David R. Brooks and Torry Berntsen. The Company’s board of directors has evaluated the independence of each of the members of the Strategic Planning Committee and has affirmatively determined that Mr. Aynesworth meets the definition of an “independent director” under NASDAQ Global Select Market rules. Neither Mr. Brooks nor Mr. Berntsen meets the definition of an “independent director” under the NASDAQ Global Select Market rules because they are executive officers of the Company. Mr. Aynesworth, who previously did not qualify as an independent director because he had served as an executive officer of Independent Bank until April 3, 2013, now meets the definition of “independent director” under the NASDAQ Global Select Market rules because three years have passed since the date of his resignation.

The Company’s Strategic Planning Committee has responsibility for, among other things:

•	establishing plans for the growth of the Company, including organic growth plans and strategic acquisitions;

•	identifying new market areas;

•	identifying new management candidates to enhance product and geographic expansion;

•	identifying acquisition targets and developing plans to pursue acquisitions of such identified targets; and

•	reviewing capital and financing levels, financial partners, and ensuring continued access to capital and financing.

The Company’s Strategic Planning Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The charter of the Strategic Planning Committee is available on the Company’s website at www.ibtx.com.

Code of Conduct; Code of Ethics for Chief Executive Officer and Senior Financial Officers

The Company has a Code of Conduct in place that applies to all of the Company’s directors, officers and employees. The Code of Conduct sets forth the standard of conduct that the Company expects all of the Company’s directors, officers and employees to follow, including the Company’s Chief Executive Officer and Chief Financial Officer. In addition, the Company has a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to each of the Company’s senior executive officers, including the Company’s Chief Executive Officer and Chief Financial Officer, and sets forth specific standards of conduct and ethics that the Company expects from such individuals in addition to those set forth in the Code of Conduct. The Company’s Code of Conduct and the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers is available on the Company’s website at www.ibtx.com. The Company expects that any amendments to the Code of Conduct or the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, or any waivers of their respective requirements, will be disclosed on the Company’s website, as well as any other means required by NASDAQ Global Select Market rules or the SEC.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines to assist the Company’s board of directors in the exercise of its fiduciary duties and responsibilities and to promote the effective functioning of the board of directors and its committees. The Company’s Corporate Governance Guidelines are available on the Company’s website at www.ibtx.com.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2015, as well as the Company’s three other most highly compensated executive officers for 2015, are collectively referred to as the Company’s “named executive officers.” Their compensation for 2015, 2014 and 2013 is discussed below.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to each of the Company’s named executive officers for 2015, 2014 and 2013.

Name and Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation(4)	Total
David R. Brooks, Chairman and CEO	2015	$650,000	$335,000	$340,095	$41,636	$1,366,731
	2014	650,000	335,000	300,025	568,511	1,853,536
	2013	750,000	300,000	725,760	56,215	1,831,975

Michelle S. Hickox,	2015	$265,000	$100,000	$80,022	$12,850	$457,872
Executive Vice President and CFO	2014	250,000	90,000	62,484	12,523	415,007
	2013	226,350	75,000	226,800	13,074	541,224

Torry Berntsen,	2015	$420,000	$180,000	$220,062	$20,033	$840,095
President(5)	2014	420,000	180,000	200,000	97,729	897,729
	2013	367,917	338,000	453,600	22,032	1,181,549

Daniel W. Brooks,	2015	$375,000	$175,000	$100,028	$34,622	$684,650
Vice Chairman And Chief Risk Officer(6)	2014 2013	350,000 335,417	160,000 140,000	87,478 362,880	303,409 43,527	900,887 881,824

Brian E. Hobart	2015	$350,000	$165,000	$90,041	$38,612	$643,653
Vice Chairman and Chief Lending Officer	2014 2013	325,000 310,417	150,000 130,000	81,229 317,520	261,758 70,596	817,987 828,533

(1)	The amounts shown in this column represent salaries earned during the fiscal year shown.
(2)	The amounts of bonuses for each year shown were cash bonuses earned for that year, but that were paid in the following fiscal year.
(3)	The market values of the outstanding stock awards presented as of December 31, 2015 are based on the market value of the Company’s common stock on the date of the grant which was $31.21 on January 31, 2015. The market values for the outstanding stock awards presented as of December 31, 2014 are based on the market value of the Company’s common stock on the date of grant, which was $50.80 on January 31, 2014. The market values for the outstanding stock awards presented as of December 31, 2013 are based on the market value of the Company’s common stock on the date of grant, which was $28.35 on April 8, 2013.
(4)	Includes 401(k) contributions, health and welfare benefits, restricted stock related payments, insurance premiums and certain perquisites and other benefits. Other than certain restricted stock related payments made in prior years, none of these components of All Other Compensation exceeded $25,000 in any one year.
(5)	Mr. Berntsen’s title changed to President in April 2016 after serving as President and Chief Operating Officer from April 2013 to April 2016.
(6)	Mr. Brooks’ title changed to Vice Chairman and Chief Risk Officer in April 2013.

Narrative Discussion of Summary Compensation Table

General. The Company has compensated the Company’s named executive officers through a mix of base salary, cash incentive bonuses, restricted stock grants, and other benefits, including to a limited extent, perquisites. The Company believes the current mix of these compensation elements and the amounts of each element provide the Company’s named executive officers with compensation that is reasonable, competitive within the Company’s markets, appropriately reflects the Company’s performance and their particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements.

Each of the Company’s named executive officers is also an officer of Independent Bank and has substantial responsibilities in connection with the day-to-day operations of Independent Bank. As a result, each named executive officer devotes a substantial majority of his or her business time to the operations of Independent Bank, and the compensation he or she receives is paid largely to compensate that named executive officer for his or her services to Independent Bank.

The Company currently does not have employment agreements with any of the Company’s named executive officers, who are employees “at will”. As a result, the compensation that the Company pays to its named executive officers is determined at the discretion of the Company’s board of directors based upon the Compensation Committee’s recommendations. In addition, the Company does not maintain any “change in control” or severance agreements with any of its named executive officers and does not have obligations to make payments under any such agreement with any of its named executive officers in the event the Company experiences any change in control or upon their severance from, or other terminations of, their employment with the Company. The restricted stock agreements between the Company and the named executive officers entered into in connection with stock awards made to such officers under the 2013 Equity Incentive Plan include non-competition and non-solicitation covenants.

The Company does not maintain any defined benefit plan, actuarial benefit plan, supplemental executive retirement plan or deferred compensation plan for the Company’s named executive officers or any other employees. Moreover, the Company has no plan, agreement or other arrangement with any of the Company’s named executive officers relating to the payments of any amounts upon the retirement of such named executive officer from employment with the Company or any other separation from service with the Company.

Base Salary. The base salaries of the Company’s named executive officers are reviewed annually by the Compensation Committee as part of the Company’s performance review process as well as upon the promotion of an executive officer to a new position or another change in job responsibility. Following this review, the Compensation Committee makes recommendations to the Company’s board of directors, which reviews the recommendation and sets the annual salary. In establishing base salaries for the Company’s named executive officers for 2015, the Compensation Committee relied on external market data obtained from outside sources, including Johnson Associates, the Compensation Committee’s compensation consultant, and the Independent Bankers Association of Texas and other banking industry trade groups. In addition to considering the information obtained from such sources, the Compensation Committee, has considered:

•	each named executive officer’s scope of responsibility;

•	each named executive officer’s years of experience;

•	the types and amount of the elements of compensation to be paid to each named executive officer;

•	the Company’s financial performance and performance with respect to other aspects of the Company’s operations, such as the Company’s growth, asset quality, profitability and other matters, including the status of the Company’s relationship with the banking regulatory agencies; and

•	each named executive officer’s individual performance and contributions to the Company’s performance, including leadership, team work and community service.

Cash Bonuses and Stock Awards. The Company typically has paid a cash bonus and made grants of restricted shares of Company common stock under the Company’s 2013 Equity Incentive Plan to its named executive officers. The Compensation Committee uses annual incentive cash and stock awards to recognize and reward those named executive officers who contribute meaningfully to the Company’s performance for the year. The Compensation Committee has, within its sole discretion, determined whether such cash bonuses will be paid for any year and the amount of any bonus paid as well as determined whether stock awards will be granted for any year and the number of any restricted shares granted. In determining whether to pay annual cash bonuses and make stock awards, the Compensation Committee establishes performance goals for the Company and the executive officer at the beginning of the year and then reviews the Company’s and the executive’s performance at the end of the year to determine the extent to which the pre-established goals have been obtained. Performance measures used by the Compensation Committee in establishing performance goals have included such factors as:

•	the overall financial soundness of the Company (asset quality, risk controls, balance sheet/capital management);

•	the Company’s organic loan and growth and growth through strategic acquisitions;

•	the Company’s profitability (earnings growth and operating efficiencies);

•	the executive’s role in the Company’s achievement of target percentage increases in growth and profitability;

•	the executive’s role in specific strategic and operational functions, such as successful implementation of the Company’s acquisition strategy, overall management of financial reporting, and supervision of the Company’s credit function; and

•	the personal performance of the executive officer and contributions to the Company’s performance for the year, including leadership, team work and community service.

The Compensation Committee also reviews external market data in weighting achievement of performance goals and applies market medians to the level of performance in setting the cash and stock awards. The Compensation Committee also establishes performance measures and sets applicable performance targets for each performance measure with respect to performance-based cash incentive and equity incentive awards under the 2015 Performance Award Plan.

Benefits and Perquisites. The Company’s named executive officers are eligible to participate in the same benefit plans designed for all of the Company’s full-time employees, including health, dental, vision, disability and basic group life insurance coverage. The Company also provides its employees, including its named executive officers, with a 401(k) plan to assist its employees, including its named executive officers, in planning for retirement and securing appropriate levels of income during retirement. The purpose of the Company’s employee benefit plans is to help the Company attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by the Company’s competitors. Except as described below, none of the perquisites or benefits paid or provided to any of the Company’s named executive officers exceeded $25,000 in amount for 2015, 2014 or 2013.

Independent Bank Group 401(k) Profit Sharing Plan. The Independent Bank Group 401(k) Profit Sharing Plan, or the 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. The Company’s named executive officers, all of whom were eligible to participate in the 401(k) Plan during 2015, 2014 or 2013, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer from 1% to 100% of their compensation to the 401(k) Plan up to the applicable IRS limit. The Company matches from 50% to 100% of an employee’s annual contribution to the 401(k) Plan, depending on the employee’s years of service with the Company, up to a total of 6% per annum of the employee’s eligible salary. The Company makes its matching contributions in cash, and that contribution is invested according to the employee’s current investment allocation. Beginning in 2014, the 401(k) Plan began to permit investments in Company common stock. The Company made contributions to its named executive officers’ accounts in the 401(k) plan in 2015, 2014 or 2013 in varying amounts depending on the amounts of the contributions made by the named executive officers to their respective 401(k) Plan accounts.

Health and Welfare Benefits. The Company’s named executive officers are eligible to participate in the Company’s standard health and welfare benefits program, which offers medical, dental, vision, life, accident and disability coverage to all of its eligible employees. The Company does not provide the named executive officers with any health and welfare benefits that are not generally available to its other employees.

Restricted Stock-related Payments. Under the Company’s stock grant plans in effect until April 2013, the Company agreed to pay to the holders of restricted stock granted by the Company a cash amount equal to 25% of the then fair market value of any shares vesting within thirty days after those shares vest. The Company pays that amount to provide the holder of vested shares a source of funds to pay the federal income taxes due with respect to compensation income recognized upon the vesting of the shares. In 2013, the Company’s only named executive officer who received such payments in excess of $25,000 and the aggregate amount of such payments was Brian Hobart, in the amount of $28,271. In 2014, the Company’s named executive officers who received such payments in excess of $25,000 and the aggregate amount of such payments were David R. Brooks, $535,315, Torry Berntsen, $83,065, and Daniel W. Brooks, $271,218. In 2015, no such payments in excess of $25,000 were paid to the Company’s named executive officers.

Insurance Premiums. Independent Bank maintains bank-owned life insurance policies with respect to each of the Company’s named executive officers. Although Independent Bank is the named beneficiary of each of those policies, the Company has agreed with each of those named executive officers that if the officer dies while employed by Independent Bank, the Company will pay such named executive officer’s estate an amount equal to the amount of that officer’s salary for the year in which his or her death occurs out of the benefits Independent Bank receives under such policy.

Perquisites and Other Compensation. The Company previously provided certain of its named executive officers with a limited number of perquisites that the Company believed were reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company’s board of directors had periodically reviewed the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites were awarded or adjusted on an individual basis. The perquisites received by the Company’s named executive officers in 2013 included automobile allowances and country club memberships. The Company discontinued awarding such perquisites to its named executive officers in July 2013, except that the Company continues to pay country club membership dues for Mr. Hobart, who was not a named executive officer prior to 2015.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding unvested stock awards held by the named executive officers as of December 31, 2015. The then outstanding stock awards were shares of restricted stock subject to forfeiture provisions that expire on the fifth anniversary of the date of grant (for awards made in connection with the Company’s initial public offering in 2013) or the third anniversary of the date of the grant (for awards made in subsequent years unrelated to the Company’s initial public offering) so long as the holder of the shares remains employed by the Company or Independent Bank on that date.

	Stock Awards as of December 31, 2015
Name	Number of Shares of Stock that have not Vested(1)	Market Value of Shares of Stock that have not Vested(2)
David R. Brooks	30,194	$966,208
Michelle S. Hickox	11,384	364,288
Daniel W. Brooks	15,233	487,456
Torry Berntsen	22,475	719,200
Brian E. Hobart	13,871	443,872

(1)	The following table shows the dates on which the shares of restricted stock shown in the table above vest, i.e., the date on which the forfeiture provisions expire as to the shares of restricted stock held by each of Independent’s named executive officers:

Name	Vesting Dates	Number of Shares to Vest
David R. Brooks	1/31/2016	5,600
	4/8/2016	5,120
	1/31/2017	5,601
	4/8/2017	5,120
	1/31/2018	3,633
	4/8/2018	5,120

Michelle S. Hickox	1/31/2016	1,264
	4/8/2016	1,600
	1/31/2017	1,264
	4/8/2017	1,600
	5/1/2017	3,200
	1/31/2018	856
	4/8/2018	1,600

Daniel W. Brooks	1/31/2016	1,642
	4/8/2016	2,560
	1/1/2017	3,200
	1/31/2017	1,642
	4/8/2017	2,560
	1/31/2018	1,069
	4/8/2018	2,560

Torry Berntsen	1/31/2016	3,662
	2/15/2016	1,600
	4/8/2016	3,200
	1/1/2017	1,600
	1/31/2017	3,662
	4/8/2017	3,200
	1/31/2018	2,351
	4/8/2018	3,200

Brian E. Hobart	1/31/2016	1,494
	4/8/2016	2,240
	1/1/2017	3,200
	1/31/2017	1,495
	4/8/2017	2,240
	1/31/2018	962
	4/8/2018	2,240

(2)	The market values for the outstanding stock awards presented as of December 31, 2015, are based on a fair market value of the Company’s common stock of $32.00 per share as of December 31, 2015, which was the closing sale price of the Company’s common stock on the NASDAQ Global Select Market on such date.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2015, regarding the Company’s equity compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	N/A	373,512	(1)
Equity compensation plans not approved by security holders	—	N/A	—

(1)	Shares of Company common stock issuable pursuant to the 2013 Equity Incentive Plan.

Director Compensation

The following table sets forth information regarding 2015 compensation for those of the Company’s directors during 2015 who are currently directors and who were not named executive officers of the Company for 2015:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
M. Brian Aynesworth	$35,000	$30,024	$13,000	$78,024
Douglas A. Cifu	35,000	30,024	—	65,024
William E. Fair	35,000	30,024	—	65,024
Craig E. Holmes	40,000	30,024	—	70,024
J. Webb Jennings III	30,000	30,024	—	60,024
Donald L. Poarch	30,000	30,024	—	60,024
Jack M. Radke	30,000	30,024	—	60,024
G. Stacy Smith	30,000	30,024	—	60,024
Michael T. Viola	30,000	30,024	—	60,024

(1)	Reflects awards granted for service in 2015.
(2)	Reflects fees received for service on the Independent Bank loan committee.

During 2015, each of the Company’s nonmanagement directors received a cash retainer of $30,000 and an award of shares of restricted stock under the 2013 Equity Incentive Plan with a market value of $30,024, for their service as a director. In addition, the chairman of the Audit Committee of the Company’s board of directors received an additional cash retainer of $10,000 and the chairmen of the Company’s Compensation Committee, Corporate Governance and Nominating Committee and Strategic Planning Committee received an additional cash retainer of $5,000 for their service in those roles. The Company’s directors were reimbursed for the reasonable out-of-pocket expenses they incur in connection with their service as directors, including travel costs to attend the meetings of the board of directors and committees. The Company’s directors who were also the Company’s named executed officers did not receive fees or other compensation for their service as directors of the Company. M. Brian Aynesworth received $1,000 per meeting for serving on Independent Bank’s Loan Committee.

Chief Executive Officer Compensation

The compensation that the Company paid David R. Brooks, the Company’s Chairman and Chief Executive Officer, was reviewed and determined by the Compensation Committee. The compensation paid reflects the

Compensation Committee’s view of Mr. Brooks’ continuing contribution to the success of the Company’s operations. That compensation, including Mr. Brooks’ salary for 2015 and his cash bonus and equity awards for 2015, are intended to compensate Mr. Brooks for his successful leadership of the Company and Independent Bank and management of their operations, as reflected by the Company’s growth in assets, deposits and net income, the expansion of the Company’s markets, the successful completion of the Grand Bank acquisition in 2015, and the maintenance of the Company’s strong asset quality and credit culture despite volatile economic conditions during 2015.

Noncompetition Agreements

In connection with the issuance of the shares of restricted stock the Company issued to the Company’s executive officers and certain senior officers of Independent Bank pursuant to the 2013 Equity Incentive Plan, the Company requires that each recipient of an award enter into an award agreement that includes noncompetition and nonsolicitation covenants. Each such agreement provides that the award recipient will not compete with the Company for a specified period following the termination of his or her employment with the Company or Independent Bank. Competition for such purposes is defined to include such person acting as an officer, director, manager or employee of, or a consultant to, any bank holding company, bank or other financial institution conducting banking operations in the Company’s market areas in the State of Texas. The periods for which such competition is prohibited is two years for David R. Brooks, one year for each of Torry Berntsen, Daniel W. Brooks, Michelle S. Hickox, Brian E. Hobart and Jan C. Webb and three months for those award recipients who are senior officers of Independent Bank. The various award recipients also agree not to solicit other employees or customers of the Company or Independent Bank. The non-solicitation period for the Company’s executive officers is one year following the termination of their employment with the Company or Independent Bank. The non-solicitation period for officers of Independent Bank is set by the Compensation Committee for each officer and ranges from three months to one year following termination of employment. In addition, Independent Bank has entered into a separation agreement with James D. Stein, which continues the confidentiality, non-competition and non-solicitation covenants that were in his employment agreement. See “Certain Relationships and Related Party Transactions—Other Transactions—Employment Agreement” below.

Additional Information Regarding Executive Compensation

No Change in Control or Severance Payment Obligations. Other than with respect to certain grants under the Company’s equity incentive plans that have accelerated vesting upon a change of control or the death, disability or termination of the employment of the grantee, and pursuant to an Employment Agreement with James C. White (see “Certain Relationships and Related Party Transactions—Other Transactions—Employment Agreements” below), the Company does not have any agreement with, or obligations to, any of the Company’s named executive officers or other executive officers of the Company to make any payments, accelerate any equity awards or provide any other consideration to any such officer in connection with any change in control of the Company or Independent Bank or such an officer’s severance from employment with the Company or Independent Bank.

Compensation Committee of the Company’s Board of Directors. Historically, Independent Bank’s board of directors has maintained a Compensation Committee that has overseen the compensation for Independent Bank’s senior officers. In February 2013, the Company’s board of directors established a Compensation Committee comprised solely of directors who are independent under SEC rules and the rules for the NASDAQ Global Select Market, including NASDAQ Global Select Market’s rules relating to the independence of the members of Compensation Committees. See “Board and Committee Matters—Compensation Committee” for a description of the Compensation Committee’s responsibilities.

In accordance with its charter, the Compensation Committee has the responsibility and authority of establishing the philosophy that underlies the Company’s executive compensation program, for establishing and implementing that program and for reviewing and setting the compensation of each of the Company’s named executive officers and other executive officers. The Company’s board of directors has directed the Compensation Committee, in accordance with its charter, to ensure that the Company’s executive compensation program is designed and executed in a manner necessary to reflect the Company’s executive compensation philosophy, to achieve the Company’s goals and objectives and is consistent with regulatory requirements. Specifically, the Company’s board of directors has directed the Compensation Committee to review the Company’s executive officer compensation program and determine if:

•	the Company’s executive officer compensation is appropriately linked to the Company’s short-term and long-term financial and other performance;

•	the interests of the Company’s executive officers are appropriately aligned with the interests of the Company’s shareholders or can be more appropriately aligned through greater equity ownership by the Company’s executive officers and by having a greater proportion of executive officer compensation tied to the Company’s financial and other performance; and

•	the base salaries and incentive compensation opportunities provided to the Company’s executive officers are competitive with those packages offered by other similarly situated and similarly performing financial institutions.

The Company’s board of directors has also instructed the Compensation Committee to address such other matters relating to the Company’s executive compensation program as they deem appropriate.

At the recommendation of the Compensation Committee, the Company’s board of directors adopted the 2015 Performance Award Plan which was approved by the Company’s shareholders at the 2015 annual meeting. Pursuant to the 2015 Performance Award Plan, executive officers are eligible to receive cash and equity based performance awards based upon the achievement of goals related to the performance of the Company. At the end of each year, the Compensation Committee reviews the level of achievement of the pre-established performance goals. For 2015, the Company granted target awards based upon pre-tax net income. The 2015 awards are intended to qualify as deductible “performance based” compensation for federal income tax purposes.

Compensation Policies and Practices and the Company’s Risk Management

The Company does not believe that any risks arise from the Company’s compensation policies and practices for the Company’s executive officers and other employees that are reasonably likely to have a material adverse effect on the Company’s operations, results of operations or financial condition.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Review Policy

The Company has adopted a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships in which the amount involved exceeds $120,000, in which the Company or one of the Company’s consolidated subsidiaries participates (whether or not the Company or the subsidiary is a direct party to the transaction), and in which a director, nominee to become a director, executive officer or employee of the Company or one of the Company’s consolidated subsidiaries or any of his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest has a direct or indirect material interest, or in which any person who is the beneficial owner of more than 5% of the Company’s voting securities or a member of the immediate family of such person has a direct or indirect material interest. A copy of the Company’s policy may be found on the Company’s website at www.ibtx.com.

The Company’s policy requires the Company’s Corporate Governance and Nominating Committee to ensure that the Company maintains an ongoing review process for all related party transactions for potential conflicts of interest and requires that the Corporate Governance and Nominating Committee pre-approve any such transactions or, if for any reason pre-approval is not obtained, to review, ratify and approve or cause the termination of such transactions. The Company’s Corporate Governance and Nominating Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of the Company’s board of directors whether the transaction is fair, reasonable and permitted to occur under the Company’s policy, and should be pre-approved or ratified and approved by the Company’s board of directors. Relevant factors considered relating to any approval or ratification include the benefits of the transaction to the Company, the terms of the transaction and whether the transaction will be or was on an arm’s-length basis and in the ordinary course of the Company’s business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least quarterly, management provides the Company’s Corporate Governance and Nominating Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by the Company’s policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the Company’s Corporate Governance and Nominating Committee or the Company’s board of directors, taking into account factors as deemed appropriate and relevant. Lending and other banking transactions in the ordinary course of business and consistent with the insider loan provisions of Regulation O of the Board of Governors of the Federal Reserve System are not treated as related party transactions under this policy and, instead, these transactions are monitored and approved, if necessary, by Independent Bank’s board. In addition, any transaction in which the rates or charges are determined by competitive bids are not subject to approval under the policy.

The Company’s directors, officers, beneficial owners of more than 5% of the Company’s voting securities and their respective associates were customers of and had transactions with the Company in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company or Independent Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by Independent Bank’s board of directors in accordance with the bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or Independent Bank.

Related Person Transactions

The following is a description of certain transactions in which the Company has participated and in which one or more of the Company’s directors, executive officers or beneficial holders of more than 5% of the Company’s capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Issuance of Warrants

The Company restructured its credit facility with TIB—The Independent Bankers Bank, or TIB, in December 2008. At that time, the Company reallocated its credit facility between senior secured debt and subordinated debt. To complete this restructure, certain shareholders of the Company agreed to purchase $4.5 million in subordinated debt held by TIB in certain circumstances. The Company issued warrants to purchase shares of the Company’s common stock to these shareholders to compensate them for undertaking this credit enhancement risk.

The Company issued the warrants in December 2008 to purchase a total of 150,544 shares, all of which are currently outstanding and currently exercisable. The exercise price is $17.19 per share. The warrants must be exercised by December 23, 2018, and are not assignable. When, if and to the extent the warrants are exercised, the Company will receive additional capital and the number of outstanding shares of the Company’s common stock will increase. The following table lists as of December 31, 2015, the warrants issued to certain of the Company’s directors, executive officers and beneficial holders of 5% of the Company’s voting securities and their respective affiliates:

Shareholder/Directors/Executive Officers	Warrants
Vincent J. Viola	93,091
David R. Brooks	23,270

Issuance of Subordinated Debentures

Since January 2009, the Company has conducted four separate private placements of the Company’s 7% fixed rate subordinated debentures to raise capital to support the Company’s growth and expansion efforts. The material terms of each series of debentures are the same and are as follows:

•	Interest accruing at the rate of 7% per annum, payable quarterly;

•	Principal payments due on the third anniversary of issuance of debentures of the series and then semi- annually over the remaining four years until maturity;

•	Prepayable at the Company’s option and without any prepayment penalty or premium after the third anniversary of issuance of debentures of the series;

•	Maturing on the last day of the seventh year of the term of the series of debenture;

•	Subordinated in right of payment to all existing and future senior debt; and

•	Unsecured with no sinking fund requirement.

The following table lists the aggregate principal amount of debentures purchased by certain of the Company’s directors, executive officers, and beneficial holders of more than 5% of the Company’s voting securities, and their respective affiliates, and the amount of principal and interest paid from January 1, 2013, through December 31, 2015. The subordinated debentures held by these directors and executive officers were paid in full in January 2016.

Name	Aggregate Principal Amount Purchased		Interest Paid	Principal Paid
M. Brian Aynesworth	$350,000	(1)	$49,583	$162,500
Torry Berntsen	185,000	(2)	19,556	121,250

(1)	Includes $100,000 held by Mr. Aynesworth’s SEP account.
(2)	Includes $155,000 owned jointly with Mr. Berntsen’s spouse and $30,000 owned jointly with Mr. Berntsen’s mother.

Other Transactions

IBG Adriatica. In December 2011, the Company’s nonbank subsidiary, IBG Adriatica Holdings, Inc. sold for an aggregate purchase price of $1.5 million approximately 16,000 square feet of undeveloped real property, an associated interest in the common areas and an option to acquire an additional 32,000 square feet of real property in the Adriatica Development to Himalayan Ventures, L.P. In 2012, IBG Adriatica sold to Himalayan Ventures approximately five acres of undeveloped land in the Adriatica development and an associated interest in the common areas for an aggregate purchase price of approximately $3.5 million. IBG Adriatica used the net proceeds of these transactions to reduce the principal balance of the Adriatica property acquisition indebtedness. In December 2013, IBG Adriatica sold all of its remaining real estate to Himalayan Ventures. This real estate consisted of a retail center, 32 residential lots, a planned medical office site, undeveloped land, and a parking garage and associated parking spaces. The purchase price was approximately $11.1 million. IBG Adriatica distributed the net proceeds of the sale to the Company.

Himalayan Ventures is an investment partnership comprised of principals of the Company, including Vincent Viola, David R. Brooks, Torry Berntsen, Douglas A. Cifu and Daniel W. Brooks. The purchase prices paid were based upon the appraised value of the property sold in each transaction. An independent committee of the Company’s board of directors approved the terms of sale prior to IBG Adriatica completing these transactions. The Company believes that the foregoing transactions with Himalayan Ventures are consistent with terms that are at least as favorable to the Company as could have been arranged with unrelated third parties and are in compliance with applicable regulations established by bank regulatory agencies regarding related party transactions.

IBG Aircraft. IBG Aircraft Company III, a subsidiary of Independent Bank, or IBG Aircraft, owns an airplane. The Company uses the airplane to facilitate the travel of the Company’s executives for corporate purposes related to the Company’s business. Independent Bank uses the aircraft to facilitate the travel of Independent Bank employees to and from Independent Bank’s locations across Texas. Until December 31, 2013, Independent Bank had an arrangement with Noel-Levitz LLC regarding the use of the airplane. Noel-Levitz is a higher education consulting firm headquartered in Colorado that, until December 31, 2012, was controlled by Vincent Viola and David R. Brooks, the Company’s largest shareholder and the Company’s Chairman of the Board and Chief Executive Officer, respectively. Until August 2014, David R. Brooks served on the board of managers of Noel-Levitz. As part of the arrangement between Independent Bank and Noel-Levitz, David R. Brooks used the airplane for corporate travel related to the business of Noel-Levitz. Noel-Levitz reimbursed Independent Bank for the costs of operation of the airplane (computed on an hourly basis and including fuel, maintenance reserves and other operating costs) as established by Independent Bank’s aviation committee, a joint committee of the Company’s and Independent Bank’s boards of directors comprised of David R. Brooks, Torry Berntsen, William E. Fair and David Wood. The Company believes the terms of this arrangement were at least as favorable to Independent Bank as could have been arranged with an unrelated third party and were in compliance with third party regulations established by bank regulatory agencies. David R. Brooks elects to receive a portion of his cash bonus in the form of personal use of the aircraft. Under this arrangement, the Compensation Committee establishes the cash bonus for Mr. Brooks. Mr. Brooks is then charged a rate per flight hour for use of the aircraft which is established by the aviation committee based upon actual costs of operation of the aircraft. This amount is then charged against Mr. Brook’s bonus amount, reducing the cash portion of the bonus awarded to Mr. Brooks. The Compensation Committee and the joint aviation committee have reviewed and approved this arrangement, and the Company believes that this arrangement is in compliance with third party regulations established by bank regulatory agencies.

Branch Lease. Independent Bank leases its Woodway Branch in Waco from Waco Fairbank Realty, Ltd., of which William E. Fair, one of the Company’s directors, is a limited partner. Independent Bank pays rent of

$26.43 per square foot for this 4,787 square foot facility, or $126,497 annually. Additionally, in March 2011, Independent Bank sold a 2,000 square foot office building to Mr. Fair’s IRA. Independent Bank had previously foreclosed on the building and was holding it as ORE. The purchase price was $200,000. Independent Bank had marketed the property with two separate real estate agents that produced offers from unrelated parties for less than $200,000. Mr. Fair’s IRA also paid the closing costs. As part of the transaction, Independent Bank loaned Mr. Fair’s IRA $150,000 at a fixed interest rate of 5.50%. Principal and interest is payable monthly on the basis of fifteen years with a balloon payment due at maturity in May 2016. In December 2011, the loan was modified to lower the interest rate to 4.75% and to extend the maturity date to December 2016. The Company believes that these arrangements are at least as favorable to Independent Bank as could have been arranged with unrelated third parties and are in compliance with third party regulations for transactions with directors and their affiliates established by bank regulatory agencies.

Tax Indemnification Agreements. The Company is party to certain tax indemnification agreements with each of the Company’s shareholders existing at the time of the Company’s initial public offering. Pursuant to these agreements, the Company has agreed that upon filing any tax return (amended or otherwise), or in the event of any restatement of the Company’s taxable income, in each case for any period during which the Company was an S corporation (pre-April 2013), the Company will make a payment to each shareholder on a pro rata basis in an amount sufficient so that the shareholder with the highest incremental estimated tax liability (calculated as if the shareholder would be taxable on its allocable share of the Company’s taxable income at the highest applicable federal, state and local tax rates and taking into account all amounts the Company previously distributed in respect of taxes for the relevant period) receives a payment equal to its incremental tax liability. The Company also agrees to indemnify the shareholders for any interest, penalties, losses, costs or expenses (including reasonable attorneys’ fees) arising out of any claim under the agreements.

Employment Agreements. On November 21, 2013, the Company entered into an employment agreement with James D. Stein, a director and executive officer, that became effective upon the completion of the BOH Holdings merger. Under the employment agreement, Mr. Stein served as the Company’s Vice Chairman and Houston Region CEO. The employment agreement had a three year initial term that would be automatically extended for additional one year terms unless either Mr. Stein or the Company provided the other with a written non-renewal notice within the period that was between 90 days and 180 days prior to the expiration of the then current term. Mr. Stein was paid an annual base salary of $400,000 and was eligible to receive an annual incentive bonus upon the attainment of certain annual pre-established performance goals with a target amount of such incentive bonus of approximately 65% of Mr. Stein’s base salary. The amount of incentive bonus, if any, was to be paid out to Mr. Stein 65% in cash and 35% in restricted shares of the Company’s common stock pursuant to the Company’s 2013 Equity Incentive Plan. Mr. Stein’s employment agreement includes certain agreements regarding confidentiality, noncompetition and nonsolicitation of employees and customers.

At the effective time of the BOH Holdings merger, the Company issued to Mr. Stein 60,000 restricted shares of the Company’s common stock pursuant to the Company’s 2013 Equity Incentive Plan. Additionally, the Company paid to Mr. Stein a one-time cash bonus in the amount of $2 million as a completion bonus. In the event that all or any portion of the restricted stock award or the completion bonus would constitute “parachute payments” as defined in Section 280G(b)(3) of the Code with respect to the change in ownership or effective control of BOH Holdings as mutually determined by Mr. Stein and the Company and the aggregate present value of such parachute payments and all other parachute payments received by Mr. Stein in connection with the BOH Holdings merger is equal to or more than three times Mr. Stein’s “base amount” under Section 280G(b)(3) as mutually determined by Mr. Stein and the Company, then the completion bonus and the restricted stock award would be reduced to an amount that, when combined with all other parachute payments received by Mr. Stein in connection with the BOH Holdings merger (including any such parachute payments from BOH Holdings), is equal to 2.99 times Mr. Stein’s “base amount.” In this case, the reduction would first apply to the completion bonus until the portion of the completion bonus that constitutes a parachute payment is reduced to zero, after which any such reduction would apply to the restricted stock award.

In connection with the resignation of Mr. Stein in April 2016, the Company entered into a Separation Agreement with Mr. Stein. The Separation Agreement continues the payment of base salary, annual incentive bonus and benefits, and for quarterly vesting of existing stock grants, through April 2017, the end of the original term of Mr. Stein’s employment agreement. The Separation Agreement continues the agreements in the employment agreement regarding confidentiality, non-competition and non-solicitation of employees and customers through April 2017.

On April 21, 2016, the Company and Independent Bank entered an employment agreement with James C. White, a new executive officer of the Company. The employment agreement provides that Mr. White will serve as Executive Vice President and Chief Operations Officer of the Company and Independent Bank. Mr. White will be paid an annual base salary of $265,000 and is eligible to receive an annual incentive bonus upon the attainment of certain annual pre-established goals with a target amount of such incentive bonus to be approximately 50% of Mr. White’s base salary. The amount of incentive bonus, if any, would be paid out to Mr. White 65% in cash and 35% in restricted shares of the Company’s common stock pursuant to the Company’s 2013 Equity Incentive Plan. The employment agreement also provides for the grant and issuance of 12,000 restricted shares of the Company’s common stock pursuant to the Company’s 2013 Equity Incentive Plan and related restricted stock agreement. The plan and related restricted stock agreement include agreements regarding confidentiality, non-competition and non-solicitation of employees and customers. The employment agreement also provides that, upon a change in control of the Company, the Company will pay to Mr. White a lump sum cash amount equal to two times Mr. White’s base salary plus the amount of his incentive bonus from the previous year. The employment agreement may be terminated upon thirty days prior notice. However, the Company’s obligation to pay the change in control bonus and Mr. White’s non-competition agreements in the restricted stock agreement survive termination of employment.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY MANAGEMENT AND

PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 15, 2016, by (1) directors and named executive officers of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Company’s common stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percentage Beneficially Owned(3)
Directors and Executive Officers:
David R. Brooks	1,103,652	(4)	6.0%
Torry Berntsen	87,753		*
Daniel W. Brooks	229,254	(5)	1.2%
Brian E. Hobart	225,037	(7)	1.2%
Michelle S. Hickox	19,145		*
M. Brian Aynesworth	400,907	(6)	2.2%
Douglas A. Cifu	145,534	(8)	*
William E. Fair	215,186	(9)	1.2%
Craig E. Holmes	11,579		*
J. Webb Jennings, III	43,869		*
Donald L. Poarch	128,264	(10)	*
Jack M. Radke	136,973	(11)	*
G. Stacy Smith	216,214	(12)	1.2%
Michael T. Viola	22,507		*

All Directors and Executive Officers as a Group (14 persons)	2,985,874	(13)	16.2%

Principal Shareholders:
5% Security Holders:
Vincent J. Viola	4,727,203	(14)	25.5%

*	Indicates ownership that does not exceed 1%.
(1)	The addresses of the persons or entities shown in the foregoing table who are beneficial owners of more than 5% of the common stock are as follows: David R. Brooks and Vincent J. Viola, 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069.
(2)	Beneficial ownership does not include certain officers’ restricted shares rights granted pursuant to our 2012 Stock Grant Plan which have not vested.
(3)	Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all warrants to acquire shares of our common stock held by such person that are currently exercisable. The ownership percentage of all executive officers and directors, as a group, assumes that all 14 persons, but no other persons, exercise all warrants to acquire shares of our common stock held by such persons that are currently exercisable.
(4)	Of these shares, 1,000,382 are held of record by David R. Brooks and 80,000 shares are held of record by trusts for his children of which he and his wife are trustees. Mr. Brooks holds warrants to purchase 23,270 shares, which are included in his total shares, and 400,000 of Mr. Brooks’ shares are pledged as security for bank loans.
(5)	Includes warrants to purchase 4,656 shares and 100,000 shares pledged as security for bank loans.
(6)	Includes warrants to purchase 5,818 shares.
(7)	Includes warrants to purchase 4,218 shares and 100,000 shares pledged to secure bank loans.
(8)	Includes 50,990 shares owned of record by Mr. Cifu and 94,544 shares to be beneficially owned indirectly by Mr. Cifu through his ownership interest in VV-IB, LLC, which entity owns 405,000 shares of Independent common stock previously owned by Vincent Viola individually. VV-IB, LLC is beneficially owned by Mr. Cifu (23.3442%) and Vincent J. Viola (76.6558%). Mr. Viola is the sole managing member of VV-IB, LLC and has sole dispositive and voting power with respect to the shares of common stock of the Company owned by VV-IB, LLC. Mr. Cifu disclaims beneficial ownership of the shares held by VV-IB, LLC.
(9)	Includes 201,449 shares held of record by William E. Fair and 7,919 shares held of record by an IRA of which he is beneficiary. Mr. Fair holds warrants to purchase 5,818 shares which are included in his total shares, and 124,658 shares pledged as security for bank loans.

(10)	Of these shares, 120,000 shares are held of record by Poarch Family Limited Partnership, of which Mr. Poarch is the President of its General Partner, Donald L. Poarch, Inc., and 8,264 shares are held of record by Donald Poarch.
(11)	Of these shares, 122,199 are held of record by Ag-Power, Inc., of which Mr. Radke is the owner, 10,000 shares are held of record by Radke Partners, LP, of which Mr. Radke is the general partner, and 3,027 shares are held of record by Jack Radke. Mr. Radke holds warrants to purchase 1,747 shares, which are included in his total shares and 132,391 shares are pledged as security for bank loans.
(12)	Of these shares, 119,670 shares are held of record by G. Stacy Smith and 21,730 shares are held of record by SCW Partners, LLC of which he is a principal, and 74,814 shares are held of record by SCW Capital LP, of which Mr. Smith is the principal.
(13)	Includes warrants to purchase 45,527 shares.
(14)	Of Mr. Viola’s shares, 405,000 are held of record by VV-IB, LLC. Mr. Viola is the sole managing member of VV-IB, LLC and has full voting and dispositive control over all of these shares. Includes warrants to purchase 93,091 shares.

There are no arrangements currently known to us, the operation of which may, at a subsequent date, result in a change in control of the Company, except that the Company understands that Vincent Viola, its largest shareholder, is considering certain estate planning transfers, which could result in his son, Michael Viola, who is a director of the Company, having shared voting and dispositive power over certain shares of the Company’s common stock placed in trust for the benefit of members of Vincent Viola’s family.

The Company’s policies prohibit directors and executive officers from holding shares of Company common stock in a margin account. This prohibition recognizes the risk that directors or executives may be forced to sell shares to meet a margin call which could negatively impact the Company’s stock price and may violate insider trading laws and policies. However, the Company’s policies do not prohibit the pledge of shares of Company common stock by directors or executive officers to secure personal indebtedness. The indebtedness incurred by directors and executive officers who have pledged their shares is indebtedness incurred to purchase Company common stock or for personal reasons and is not part of a hedging strategy to immunize the director or executive officer from economic exposure with respect to the Company’s common stock. Further, the pledge of shares typically does not result in a forced sale by the director or executive officer in the event of default on the loan. Rather, upon default, other arrangements typically are made such as the pledge of additional collateral to secure the loan. Ultimately, if suitable arrangements cannot be made and if the loan remains in default, the lender may foreclose upon and take ownership of the pledged shares. The lender may or may not sell the foreclosed shares. Presumably, the lender would sell the foreclosed shares only under circumstances that would maximize the value of the foreclosed shares. For these reasons, the pledge of shares does not present the same risks as holding shares in a margin account and the Company believes that the pledging of shares of Company common stock by directors and executive officers does not present undue risk to the Company or its shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of the copies of such report forms received by it with respect to fiscal year 2015, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities have been timely complied with in accordance with Section 16(a) of the Exchange Act, except for the following late filings:

•	Filing made by Craig E. Holmes in connection with purchase of common stock on November 26, 2014 pursuant to a prior dividend reinvestment election made with respect to shares held in a brokerage account. The Form 4 was filed with the Securities and Exchange Commission on December 11, 2015.

•	Filing made by Donald L. Poarch in connection with the purchase of common stock by the Poarch Family Limited Partnership on September 2, 2015. The Form 4 was filed with the Securities and Exchange Commission on December 2, 2015.

•	Filing made by G. Stacy Smith in connection with the purchase of common stock by SCW Capital, LP on May 1, 2015. The Form 4 was filed with the Securities and Exchange Commission on February 17, 2016.

•	Filing made by Michael T. Viola in connection with purchases of common stock during 2014 pursuant to a prior dividend reinvestment election made with respect to shares held in a brokerage account. The Form 4 was filed with the Securities and Exchange Commission on December 10, 2015.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the recommendation of the Audit Committee, the board has appointed RSM US LLP (formerly known as McGladrey LLP) as the independent registered public accounting firm of the Company for the year ending December 31, 2016. RSM US LLP has served as the Company’s independent registered public accounting firm continuously for over thirteen years.

At the annual meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of RSM US LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the annual meeting. Representatives of RSM US LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement (if they desire to do so) and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of RSM US LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year is not required by the Company’s Bylaws, state law or otherwise. However, the board of directors is submitting the selection of RSM US LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain RSM US LLP. Even if the selection of RSM US LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2016 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF RSM US LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

DATE FOR SUBMISSION OF SHAREHOLDER

PROPOSALS FOR 2017 ANNUAL MEETING

If a Company shareholder desires to submit a shareholder proposal pursuant to Rule 14a-5(e) under the Exchange Act for inclusion in the Company’s proxy statement for the annual meeting of shareholders in 2017, the Company must receive such proposal and supporting statements, if any, at its principal executive office no later than December 29, 2016.

If a shareholder desires to submit a shareholder proposal outside of Rule 14a-5(e) to be brought before the Company’s annual meeting of shareholders in 2017, the shareholder must give timely notice in writing to Jan Webb, Corporate Secretary; 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069; fax: (972) 562-5496; e-mail: jwebb@ibtx.com. The Company must receive such notice at its principal executive office not less than 90 days nor more than 120 days prior to the date of the annual meeting of shareholders in 2017, pursuant to the Company’s Third Amended and Restated Bylaws, as amended. A shareholder’s notice to Jan Webb must set forth, as to each matter the shareholder proposes to bring before the Company’s annual meeting of shareholders in 2017:

(i) the name and residence address of the shareholder of the Company who intends to make a nomination or present any other matter;

(ii) a representation that the shareholder is a holder of the Company’s voting stock (indicating the class and number of shares owned) and intends to appear in person or by proxy at the annual meeting to make the nomination or bring up the matter specified in the notice;

(iii) with respect to notice of an intent to make a nomination for the election of a person as a director of the Company, a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

(iv) with respect to an intent to make a nomination, such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board of directors of the Company; and

(v) with respect to the notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter.

Notice of intent to make a nomination of a person for election as a director of the Company shall be accompanied by the written consent of each nominee to serve as director of the Company if so elected.

Such proposals should be submitted in writing to: Independent Bank Group, Inc.; Jan Webb, Corporate Secretary; 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069; fax: (972) 562-5496; e-mail: jwebb@ibtx.com.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, to any shareholder upon written request to Jan Webb, 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069.

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2015, as filed with the SEC, accompanies but does not constitute part of this proxy statement.

OTHER MATTERS

The board of directors does not intend to bring any other matter before the annual meeting and does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matter does properly come before the annual meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the annual meeting. Regardless of whether you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By Order of the Board of Directors,

Jan C. Webb

Corporate Secretary

McKinney, Texas

April 29, 2016

Independent Bank Group, Inc.	Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/ibtx
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 25, 2016.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 25, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

 Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Class III directors to serve for a term expiring at the annual meeting of shareholders in 2019:	01 David R. Brooks 02 M. Brian Aynesworth 03 Douglas A. Cifu 04 J. Webb Jennings III	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of RSM US LLP as the independent registered public accounting firm of Independent Bank Group, Inc. for the year ending 2016.	☐	For	☐	Against	☐	Abstain

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Please indicate if you plan to attend the meeting ☐ Yes	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

INDEPENDENT BANK GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 26, 2016

3:30 p.m.

Ballroom of The Grand Hotel

114 West Louisiana Street

McKinney, Texas 75069

Independent Bank Group, Inc.	proxy

The undersigned holder(s) of Independent Bank Group, Inc. common stock hereby revokes all previous proxies, if any, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and hereby appoints David R. Brooks, Torry Berntsen and Michelle S. Hickox, and each of them, as attorneys, agents and proxies of the undersigned, with full powers of substitution, to attend and act as proxies of the undersigned at the Annual Meeting of Shareholders of Independent Bank Group, Inc. to be held at the Ballroom of The Grand Hotel, 114 West Louisiana Street, McKinney, Texas 75069, on Thursday, May 26, 2016, at 3:30 p.m., Central Time, and any and all adjournments thereof, and to vote as specified herein the number of shares of common stock that the undersigned, if personally present, would be entitled to vote, with the same force and effect as the undersigned might or could do if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the board of directors of Independent Bank Group, Inc.

See reverse for voting instructions.